Exhibit 8.1

July 29, 2016

Orchid Island Capital, Inc.

3305 Flamingo Drive, Suite 100

Vero Beach, Florida 32963

Re:	Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Orchid Island Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-3 registration statement (File No. 333-195389) declared effective by the Securities and Exchange Commission (the “SEC”) on May 15, 2014 (the “Registration Statement”), with respect to the offer and sale by the Company of common stock, par value $0.01, of the Company (the “Common Stock”), preferred stock, par value $0.01, of the Company (the “Preferred Stock”), debt securities of the Company (the “Debt Securities”), and units comprising one or more of the preceding securities of the Company to be offered from time-to-time, having an aggregate public offering price not to exceed $500,000,000, and the offer and sale from time-to-time of Common Stock having a maximum aggregate value of up to $125,000,000 pursuant to a prospectus supplement filed on July 29, 2016 (the “Prospectus Supplement”), forming part of the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1. the Registration Statement, the prospectus filed as a part of the Registration Statement on May 15, 2014 (the “Prospectus”), and the Prospectus Supplement;

2. the Company’s Articles of Incorporation filed on August 17, 2010 with the Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and the Articles of Amendment and Restatement filed on February 20, 2013 with SDAT;

3. the Company’s Amended and Restated Bylaws;

4. the Officer’s Certificates (as defined below);

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Tokyo Washington	7400 Beaufont Springs Drive, Suite 300 Richmond, Virginia 23225 Tel +1.804-327-6300 Fax +1.804-327-6301 www.velaw.com

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5. the Management Agreement, by and among the Company and Bimini Advisors dated February 20, 2013;

6. the Equity Distribution Agreement;

7. the Company’s Annual Report on Form 10-K for the year ended December 31, 2015; and

8. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2016, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT (as defined below) for any taxable year; and

4. no action will be taken by the Company or Bimini Capital Management, Inc., a Maryland corporation (“Bimini”), after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company’s Officer’s Certificate and a certificate, dated the date hereof and executed by a duly appointed officer of Bimini (together with the Company’s Officer’s Certificate, the “Officer’s Certificates”). No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations

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thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained to the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a real estate investment trust pursuant to sections 856 through 860 of the Code (a “REIT”) for its taxable years ended December 31, 2013, through December 31, 2015, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT for its taxable year ending December 31, 2016 and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in (1) the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” and (2) the Company’s Form 10-K filed with the SEC on February 25, 2016, under the caption “Additional Material U.S. Federal Income Tax Considerations,” are correct in all material respects.

We will not review on a continuing basis the Company’s or Bimini’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

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The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ VINSON & ELKINS LLP

Vinson & Elkins LLP